Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2014, relating to the consolidated financial statements of LendingClub Corporation appearing in the Annual Report on Form 10-K of LendingClub Corporation for the year ended December 31, 2013, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

July 22, 2014

San Francisco, CA